EXHIBIT 3.1


                            ARTICLES OF INCORPORATION
                                       OF
                            CRIIMI NEWCO MEMBER, INC.


                                    ARTICLE I
                                  INCORPORATOR

     THE UNDERSIGNED, Michael W. Conron, whose post office address is 2 Hopkins Plaza, Suite 1800, Baltimore, Maryland 21201, being over eighteen years of age and acting as incorporator, hereby forms a corporation under the Maryland General Corporation Law.


                                   ARTICLE II
                                      NAME

     The name of the corporation (which is hereinafter called the "Corporation") is: CRIIMI Newco Member, Inc.


                                   ARTICLE III
                      PURPOSES FOR WHICH CORPORATION FORMED

     The Corporation may engage in any lawful business or other activity.


                                   ARTICLE IV
                       RESIDENT AGENT AND PRINCIPAL OFFICE

     The post office address of the principal office of the Corporation in this State is 11200 Rockville Pike, Rockville, MD 20852. The resident agent of the Corporation in this State is National Registered Agents, Inc., 11 East Chase Street, Baltimore, MD 21202.


                                    ARTICLE V
                                AUTHORIZED STOCK

     The total number of shares of stock of all classes which the Corporation has authority to issue is One Thousand (1,000) shares, of the par value of one cent ($0.01) each, all of which shares are of one class and are designated Common Stock. The aggregate par value of all shares having par value is Ten Dollars ($10.00).

                                   ARTICLE VI
                               BOARD OF DIRECTORS

     Section 1. Number of Directors.

     The Corporation shall have two (2) directors, which number may be increased or decreased pursuant to the Bylaws, but the number of directors shall not be less than one (1).

     Section 2. Initial Directors.

     Cynthia O. Azzara and David B. Iannarone shall act as the initial directors of the Corporation until the first annual meeting and until their successors are duly chosen and qualified.

     Section 3. Board Authorization of Stock Issuance.

     The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock, of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.

     Section 4. Classification of Stock.

     The Board of Directors shall have the power to classify or reclassify any unissued stock, whether now or hereafter authorized, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such stock.

     Section 5. Board Authority to Increase or Decrease Authorized Stock

     The Board of Directors, with the approval of a majority of the entire Board of Directors, and without action by the stockholders of the Corporation, shall have the power to amend the charter of the Corporation to increase or decrease the aggregate number of shares of stock of the Corporation or the number of shares of stock of any class that the Corporation has authority to issue.

     Section 6. Permissible Considerations by Board of Directors.

     The Board of Directors, in considering a potential acquisition of control of the Corporation, is permitted to consider the effect of the potential acquisition on the stockholders, employees, suppliers, customers, and creditors of the Corporation and the communities in which offices or other establishments of the Corporation are located.

     Section 7. Bylaws.

     The Board of Directors, and not the stockholders, shall have the exclusive power to make, alter, amend or repeal the Bylaws of the Corporation. Any amendment to, repeal of or adoption of any provision inconsistent with this
Section 7 shall be effective only if it is approved by the affirmative vote of the holders of at least 80% of the aggregate combined voting power of all classes of capital stock entitled to vote thereon, voting as one class.

     Section 8. Conflict of Interest.

     No contract or other transaction between this Corporation and any other corporation, partnership, individual or other entity and no act of this Corporation shall in any way be affected or invalidated by the fact that any of the directors of this Corporation are directors, principals, partners or officers of such other entity, or are pecuniarily or otherwise interested in such contract, transaction or act; provided that (i) the existence of such relationship or such interest shall be disclosed or known to the Board of Directors or to a committee of the Board of Directors if the matter involves a committee decision, and the contract, transaction or act shall be authorized, approved or ratified by a majority of disinterested directors on the Board or on such committee, as the case may be, even if the number of disinterested directors constitutes less than a quorum or (ii) the contract, transaction or act shall be authorized, ratified or approved in any other manner permitted by the Maryland General Corporation Law.


                                   ARTICLE VII
                      PROVISIONS CONCERNING CERTAIN RIGHTS
                     OF THE CORPORATION AND THE SHAREHOLDERS

     Section 1. Right to Amend Charter.

     The Corporation reserves the right to make, from time to time, any amendments of its charter which may now or hereafter be authorized by law, including any amendments which alter the contract rights of any class of outstanding stock as expressly set forth in the charter.

     Section 2. Elimination of Preemptive Rights.

     Unless otherwise provided by the Board of Directors, no holder of stock of any class shall be entitled to preemptive rights to subscribe for or purchase or receive any part of any new or additional issue of stock of any class of the Corporation or securities convertible into stock of any class of the Corporation.

     Section 3. Required Stockholder Vote.

     Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, except as otherwise provided in this charter.

     Section 4. Availability of Appraisal Rights

     The holders of shares of stock of any class of the Corporation are not entitled to exercise the rights of an objecting stockholder under Subtitle 2 of Title 3 of the MGCL.

     Section 5. Applicability of the Maryland Control Share and Business Combination Statutes.

     The Corporation elects not to be governed by Subtitle 6 of Title 3 of the Maryland General Corporation Law with respect to any "business combination" as defined in such Subtitle. In addition, any acquisition of any shares of stock of the Corporation, including any acquisition of voting rights or other interests in any such stock, shall be exempt from the provisions of Title 3, Subtitle 7 of the Maryland General Corporation Law. Accordingly, the provisions of Title 3, Subtitle 6 (Business Combination) and Subtitle 7 (Control Share) of the Maryland General Corporation Law shall not apply to this Corporation.


                                  ARTICLE VIII
                   INDEMNIFICATION AND LIMITATION OF LIABILITY


     Section 1. Mandatory Indemnification.

     The Corporation shall indemnify its currently acting and its former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the Maryland General Corporation Law, as from time to time amended.

     Section 2. Discretionary Indemnification.

     If approved by the Board of Directors, the Corporation may indemnify its employees, agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise to the extent determined to be appropriate by the Board of Directors.

     Section 3. Advancing Expenses Prior to a Decision.

     The Corporation shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the Maryland General Corporation Law and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.

     Section 4. Other Provisions for Indemnification.

     The Board of Directors may, by bylaw, resolution or agreement, make further provision for indemnification of directors, officers, employees and agents.

     Section 5. Limitation of Liability of Directors and Officers.

     To the maximum extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, as from time to time amended, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

     Section 6. Effect of Amendment or Repeal.

     No amendment or repeal of any section of this Article, or the adoption of any provision of the Corporation's Charter inconsistent with this Article, shall apply to or affect in any respect the rights to indemnification or limitation of liability of any director or officer of the Corporation with respect to any alleged act or omission which occurred prior to such amendment, repeal or adoption.


     IN WITNESS WHEREOF, I have signed these Articles of Incorporation on the 10th day of January, 2003, and have acknowledged such Articles to be my act.


                           /s/Michael W. Conron                , Incorporator
                           ------------------------------------

                                 RESIDENT AGENT


     I hereby consent to my designation in this document as resident agent for this corporation.


                                          National Registered Agents, Inc.
                                          -----------------------------------
                                          /s/Kerry L. Strubin
                                          Title:  Assistant Secretary